Filed Pursuant to Rule 433

Registration No. 333-277211

June 25, 2026

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Linked to the Least Performing of the S&P 500® Futures Excess Return Index and the Russell 2000® Futures Excess Return Index (the "Reference Asset")

►	Quarterly Contingent Coupon payments at a rate of 2.1125% (equivalent to 8.45% per annum), payable if the Official Closing Level of each Underlying on the applicable Observation Date is greater than or equal to 75.00% of its Initial Value

►	If a Contingent Coupon is not paid on a Coupon Payment Date, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Level of each Underlying is greater than or equal to 75.00% of its Initial Value

►	Callable quarterly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after June 28, 2027 if the Official Closing Level of each Underlying is at or above its Call Threshold

►	If the Notes are not called and the Least Performing Underlying declines by more than 25.00% but less than or equal to 50.00%, you will receive your principal amount (a zero return)

►	If the Notes are not called and the Least Performing Underlying declines by more than 50.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount

►	Due July 1, 2030, if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes with Memory Coupon (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-23 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $950.00 and $990.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-10 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000.00
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-23 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Reference Asset	The S&P 500® Futures Excess Return Index (Ticker: SPXFP) and the Russell 2000® Futures Excess Return Index (Ticker: RTYFPE) (each, an “Underlying” and together the “Underlyings”).
Call Feature	The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date on or after June 28, 2027. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date and any previously unpaid Contingent Coupons, if applicable(2).
Call Threshold	With respect to each Underlying, 100.00% of its Initial Value.
Contingent Coupon Rate	2.1125% per quarter (equivalent to 8.45% per annum).
Contingent Coupon

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Level of any Underlying is less than its Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2). Because the Official Closing Level of any Underlying on that Observation Date is less than its Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Level of each Underlying is equal to or greater than its Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

Coupon Trigger	75.00% of the Initial Value of each Underlying.
Barrier Value	50.00% of the Initial Value of each Underlying.
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -25.00%:

$1,000 + final Contingent Coupon + any previously unpaid Contingent Coupons

■ If the Reference Return of the Least Performing Underlying is less than -25.00% but greater than or equal to -50.00%:

$1,000 (a zero return)

■ If the Reference Return of the Least Performing Underlying is less than -50.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return.
Trade Date	June 25, 2026

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes. Unless the Notes are called, so long as the Official Closing Level of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date. In addition, if a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Level of any Underlying on that Observation Date is less than its Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Level of each Underlying is equal to or greater than its Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date beginning on June 28, 2027, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon and any previously unpaid Contingent Coupons on the corresponding Call Payment Date.

If the Notes are not called and the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Coupon Trigger but greater than or equal to its Barrier Value, you will receive a Payment at Maturity equal to the Principal Amount.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and you will lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

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Pricing Date	June 24, 2026
Original Issue Date	June 30, 2026
Final Valuation Date (3)	June 26, 2030
Maturity Date (3)	July 1, 2030
CUSIP/ISIN	40447ETA4 / US40447ETA46

(1) As more fully described starting on page FWP-5.
(2) See page FWP-5 for Observation Dates, Coupon Payment Dates, Call Observation Dates, and Call Payment Dates.
(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Level of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Barrier Value. Even with any Contingent Coupons you received prior to maturity, your return on the Notes may be negative.

Information about the Underlyings

The S&P 500® Futures Excess Return Index (the “SPXFP”) measures the performance of the nearest maturing quarterly E-mini® S&P 500® futures contracts (Symbol: ES) (the “Underlying Futures Contracts”) trading on the Chicago Mercantile Exchange (the “CME”). E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index (the “SPX”). The SPXFP is calculated real-time from the price change of the Underlying Futures Contracts. The SPXFP is an “excess return” index that is based on price levels of the Underlying Futures Contracts as well as the discount or premium obtained by “rolling” hypothetical positions in the Underlying Futures Contracts as they approach delivery. The SPXFP does not reflect interest earned on hypothetical, fully collateralized contract positions.

The Russell 2000® Futures Excess Return Index (the “RTYFPE”) measures the performance of the nearest maturing quarterly E-mini Russell 2000® futures contracts (the “Underlying Futures Contracts”) trading on the Chicago Mercantile Exchange (the “CME”). E-mini Russell 2000® futures contracts are U.S. dollar-denominated futures contracts based on the Russell 2000® Index (the “RTY”). The RTYFPE is an “excess return” index that is based on the price levels of the Underlying Futures Contracts, as well as the discount or premium obtained by “rolling” hypothetical positions in such Underlying Futures Contracts as they approach delivery. As an excess return index, the RTYFPE differs from a “total return” index in that the RTYFPE does not reflect any interest earned on any hypothetical, fully collateralized contract positions.

The graphs above illustrate the daily performance of SPXFP from June 23, 2016 through June 23, 2026 and the daily performance of RTYFPE from June 23, 2016 through June 23, 2026. The closing levels in the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.

For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-19 of this document. We have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

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HSBC USA Inc.

Autocallable Contingent Income Barrier Notes with Memory Coupon

This document relates to a single offering of Autocallable Contingent Income Barrier Notes with Memory Coupon. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® Futures Excess Return Index (Ticker: SPXFP) and the Russell 2000® Futures Excess Return Index (Ticker: RTYFPE) (each, an “Underlying” and together the “Underlyings”).
Trade Date:	June 25, 2026
Pricing Date:	June 24, 2026
Original Issue Date:	June 30, 2026
Final Valuation Date:	June 26, 2030, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be July 1, 2030. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date and any previously unpaid Contingent Coupons, if applicable.
Call Threshold:	With respect to each Underlying, 100.00% of its Initial Value.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -25.00%:

$1,000 + final Contingent Coupon + any previously unpaid Contingent Coupons.

■ If the Reference Return of the Least Performing Underlying is less than -25.00% but greater than or equal to -50.00%:

$1,000 (a zero return)

■ If the Reference Return of the Least Performing Underlying is less than -50.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

Observation Dates	Observation Dates		Coupon Payment Dates
and Coupon Payment Dates:	September 28, 2026		October 1, 2026
	December 29, 2026		January 4, 2027
	March 29, 2027		April 1, 2027
	June 28, 2027	*	July 1, 2027	**
	September 28, 2027	*	October 1, 2027	**
	December 29, 2027	*	January 3, 2028	**
	March 29, 2028	*	April 3, 2028	**
	June 28, 2028	*	July 3, 2028	**
	September 27, 2028	*	October 2, 2028	**
	December 27, 2028	*	January 2, 2029	**
	March 27, 2029	*	April 2, 2029	**
	June 27, 2029	*	July 2, 2029	**
	September 26, 2029	*	October 1, 2029	**

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December 27, 2029	*	January 1, 2030	**
March 27, 2030	*	April 1, 2030	**
June 26, 2030	*	July 1, 2030	**
(the Final Valuation Date)		(the Maturity Date)

*These Observation Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after June 28, 2027, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after July 1, 2027, as indicated above.
Contingent Coupon:

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of $21.125 per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Level of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date. In addition, if a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Level of any Underlying on that Observation Date is less than its Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Level of each Underlying is equal to or greater than its Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	2.1125% per quarter (equivalent to 8.45% per annum).
Initial Value:	591.18 with respect to the SPXFP and 511.07 with respect to the RTYFPE, each of which was its Official Closing Level on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Coupon Trigger:	75.00% of the Initial Value of each Underlying, which is 443.385 with respect to the SPXFP and 383.3025 with respect to the RTYFPE.
Barrier Value:	50.00% of the Initial Value of each Underlying, which is 295.59 with respect to the SPXFP and 255.535 with respect to the RTYFPE.
CUSIP/ISIN:	40447ETA4 / US40447ETA46
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling (212) 525 8010.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date and any previously unpaid Contingent Coupons, if applicable.

Contingent Coupon

We will pay a quarterly Contingent Coupon on a Coupon Payment Date if the Official Closing Level of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement. The Contingent Coupon Rate will be 8.45% per annum (or $21.125 per $1,000 Principal Amount per quarter, if payable). In addition, if a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Level of any Underlying on that Observation Date is less than its Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Level of each Underlying is equal to or greater than its Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -25.00%:

$1,000 + final Contingent Coupon + any previously unpaid Contingent Coupons

■ If the Reference Return of the Least Performing Underlying is less than -25.00% but greater than or equal to -50.00%:

$1,000 (a zero return)

■ If the Reference Return of the Least Performing Underlying is less than -50.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

The reference sponsor of the SPXFP is S&P Dow Jones Indices LLC, a division of S&P Global. The reference sponsor of the RTYFPE is FTSE Russell.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Level of each Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Barrier Value.

▶	You seek a quarterly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of 8.45% per annum if the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -50.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes, which will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Level of at least one Underlying will be below its Coupon Trigger on most or all of the Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Barrier Value.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -50.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

🞂	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

🞂	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon and any previously unpaid Contingent Coupons, if applicable, if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Underlyings during the term of the Notes.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Barrier Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

FWP-10

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of any Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date, unless the Official Closing Level of each Underlying on a subsequent Observation Date, including the Final Valuation Date, is equal to or greater than its Coupon Trigger. If on each of the Observation Dates, the Official Closing Level of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant quarterly period. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Levels of the Underlyings on the applicable Observation Dates.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its Call Threshold on a Call Observation Date in order for the Notes to be called, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Risks Relating to the Reference Asset

The Underlyings are subject to significant risks associated with the futures contract to which the Underlyings are linked.

Each of the Underlyings are linked to their next maturing underlying futures contract currently listed for trading on the Chicago Mercantile Exchange (the “CME”). The price of this futures contract depends not only on the levels of the relevant underlying index referenced by the futures contract, but also on a range of other factors, including but not limited to the performance and volatility of the U.S. stock market, corporate earnings reports, geopolitical events, governmental and regulatory policies and the policies of the CME. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of the underlying futures contract to be volatile and could adversely affect the levels of the Underlyings and any payments on, and the value of, your Notes.

FWP-11

Higher future prices of the futures contract to which the Underlyings are linked relative to its current prices may adversely affect the value of the Underlyings and the value of the Notes.

Each of the Underlyings are linked to their next maturing underlying futures contract currently listed for trading on the CME. As the relevant futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the Underlyings, and, accordingly, the value of the Notes.

Linking to an equity futures contract is different from linking to the equity index tracked by the equity futures contract.

The return on your Notes will be related to the performance of an equity futures contract and not the equity index tracked by the equity futures contract. On a given day, a “futures price” is the price at which market participants may agree to buy or sell the asset underlying a futures contract in the future, and the “spot price” is the current price of such underlying asset for immediate delivery. A variety of factors can lead to a disparity between the price of a futures contract at a given point in time and the spot price of its underlying asset, such as the expected dividend yields of any stocks that comprise such underlying asset, the implicit financing cost associated with the futures contract and market expectations related to the future price of the futures contract’s underlying asset. Purchasing an equity futures contract is similar to borrowing money to buy the underlying asset of such futures contract because it enables an investor to gain exposure to such underlying asset without having to pay the full cost of such exposure up front, and therefore entails a financing cost. As a result, each of the Underlyings are expected to reflect not only the performance of their applicable underlying index, but also the implicit financing cost in the applicable futures contract, among other factors. Such implicit financing cost will adversely affect the level of the Underlyings. Any increase in market interest rates will be expected to further increase this implicit financing cost and will have an adverse effect on the level of the Underlyings and, therefore, the value of and return on the Notes. The price movement of a futures contract is typically correlated with the movements of the price of its underlying asset, but the correlation is generally imperfect, and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your Notes may underperform a similar investment that more directly reflects the return on the relevant underlying index.

Suspension or disruptions of market trading in futures markets may adversely affect the value of the Notes.

Securities markets and futures markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption could have an adverse effect on the value of the Underlyings or the manner in which it is calculated, and therefore, the value of the Notes.

Legal and regulatory changes could adversely affect the return on and value of your Notes.

Futures contracts and options on futures contracts, including those related to the Underlyings, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

The Notes are linked to excess return indices and not a total return index.

The Notes are linked to excess return indices and not a total return indices. An excess return index, such as each of the Underlyings, reflects the returns that are potentially available through an unleveraged investment in the contracts composing the relevant underlying index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the relevant underlying futures contracts.

FWP-12

The RTYFPE is subject to risks associated with small-capitalization stocks.

The RTYFPE tracks the daily change in settlement price of underlying futures contracts, which are themselves based on the closing level of its underlying index, the Russell 2000® Index (the “RTY”). The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY, and thereby the level of the RTYFPE, may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY, and therefore the RTYFPE, to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

The RTYFPE has a limited operating history.

The notes are linked, in part, to the performance of the RTYFPE, which was launched on May 20, 2024. Because the RTYFPE has no live underlier level history prior to that date, limited live historical underlier level information will be available for you to consider in making an independent investigation of the underlier performance, which may make it difficult for you to make an informed decision with respect to the notes.

The hypothetical performance data prior to the launch of the RTYFPE on May 20, 2024 refers to simulated performance data created by applying the Underlying’s calculation methodology to historical prices of the E-mini Russell 2000 futures contract that the RTYFPE. Such simulated hypothetical performance data has been produced by the retroactive application of a back-tested methodology. No future performance of the RTYFPE can be predicted based on the simulated hypothetical performance data or the historical performance of the RTY.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

FWP-13

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-14

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Level of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

🞂 Principal Amount:	$1,000
🞂 Hypothetical Initial Value of each Underlying*:	1,000.00
🞂 Hypothetical Call Threshold of each Underlying:	1,000.00, 100.00% of its Hypothetical Initial value
🞂 Hypothetical Barrier Value of each Underlying:	500.00 (50.00% of its Hypothetical Initial value)
🞂 Hypothetical Coupon Trigger of each Underlying:	750.00 (75.00% of its Hypothetical Initial value)
🞂 Hypothetical Contingent Coupon Rate:	8.45% per annum, payable quarterly (2.1125% for each quarter in which it is payable). If the Official Closing Level (i) of each Underlying on every Observation Date is greater than or equal to its Coupon Trigger or (ii) of each Underlying is greater than or equal to its Coupon Trigger on the Final Valuation Date, the Contingent Coupon paid over the term of the Notes would total approximately $338.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying is set forth on page FWP-6 of this document.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3	Example 4
Initial Value of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Call Threshold of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value of each Underlying	500.00	500.00	500.00	500.00
Coupon Trigger of each Underlying	750.00	750.00	750.00	750.00
Observation Dates	Official Closing Level / Percentage Change of the Least Performing Underlying
1st Observation Date to 3rd Observation Date	787.50 / -21.25% Contingent Coupons: 3 x $21.125 = $63.375	802.50 / -19.75% Contingent Coupons: 3 x $21.125 = $63.375	675.00 / -32.50% Contingent Coupons: $0	675.00 / -32.50% Contingent Coupons: $0
4th Observation Date (1st Call Observation Date)	1,200.00 / 20.00% Contingent Coupons: 1 x $21.125 = $21.125	793.75 / -20.625% Contingent Coupons: 1 x $21.125 = $21.125	466.67 / -53.333% Contingent Coupons: $0	787.50 / -21.25% Contingent Coupons: 4 x $21.125 = $84.50
5th Observation Date to the 15th Observation Date (including 2nd Call Observation Date to 12th Call Observation Date)	N/A	Official Closing Level is below the Coupon Trigger Contingent Coupons: $0	Official Closing Level is below the Coupon Trigger Contingent Coupons: $0	Official Closing Level is below the Coupon Trigger Contingent Coupons: $0
Final Valuation Date	N/A	776.25 / -22.375% Contingent Coupon: 12 x $21.125 = $253.50	625.00 / -37.50% Contingent Coupon: $0	300.00 / -70.00% Contingent Coupon: $0
Contingent Coupon Payment Amounts Prior to Maturity or Call	$63.375	4 x $21.125 = $84.50	0 x $21.125 = $0	4 x $21.125 = $84.50
Payment if Notes are Called	$1,000 + $21.125 = $1,021.125	N/A	N/A	N/A
Payment at Maturity	N/A	$1,000 + 12 x $21.125 = $1,253.50	$1,000	$1,000 + ($1,000 x -70.00%) = $300.00
Total payments on the Notes	$1,084.50	$1,338.00	$1,000.00	$384.50
Return of the Notes	8.45%	33.80%	0.00%	-61.55%

FWP-15

Example 1—The Official Closing Level of each Underlying on the first Call Observation Date is greater than or equal to its Call Threshold and the Notes are called.

Underlying	Initial Value	Official Closing Level
SPXFP	1,000.00	1,250.00 (125.00% of Initial Value)
RTYFPE	$1,000.00	$1,200.00 (120.00% of Initial Value)

Payment Upon a Call:	$1,021.125

Because the Official Closing Level of each Underlying on the first Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,021.125 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the prior Contingent Coupon payments of $63.375 received in respect to the previous Observation Dates, we will have paid you a total of $1,084.50 per Note, resulting in a 8.45% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, and each Underlying closed above its Coupon Trigger (but below its Call Threshold) on all the first 4 Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
SPXFP	1,000.00	1,150.00 (115.00% of Initial Value)
RTYFPE	$1,000.00	$776.25 (77.63% of Initial Value)

RTYFPE is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-22.375%
Payment at Maturity:	$1,253.50

Even though the Official Closing Level of the each Underlying is at or above the Coupon Trigger on only 4 of the previous Observation Dates prior to maturity, since the Notes are not called and the Final Value of the Least Performing Underlying is at or above its Coupon Trigger, we will pay you a total of $1,253.50 at maturity per $1,000 Note, reflecting your Principal Amount plus the final Contingent Coupon of $21.125 and the previously unpaid Contingent Coupons of $232.375. When added to the 4 previously paid Contingent Coupons prior to maturity totaling $84.50, the total return on the Notes would be 33.80%.

FWP-16

Example 3—The Notes are not called, the Underlyings did not all close at or above their respective Coupon Triggers on any of the Observation Dates prior to maturity. The Final Value of the Least Performing Underlying is greater than its Barrier Value.

Underlying	Initial Value	Final Value
SPXFP	1,000.00	1,050.00 (105.00% of Initial Value)
RTYFPE	$1,000.00	$625.00 (62.50% of Initial Value)

RTYFPE is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-37.50%
Payment at Maturity:	$1,000.00

Because the Official Closing Level of the Least Performing Underlying is below the Coupon Trigger on all of the previous Observation Dates, since the Notes are not called and the Final Value of the Least Performing Underlying is above its Barrier Value, we will pay you a total of $1,000.00 at maturity per $1,000 Note. Because there was no Contingent Coupon payable in respect of the prior Observation Dates, the total return on the Notes would be 0.00%.

Example 4—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value, and each of the Underlyings only closed at or above their respective Coupon Triggers on the 4th Observation Date prior to maturity.

Underlying	Initial Value	Final Value
SPXFP	1,000.00	550.00 (55.00% of Initial Value)
RTYFPE	$1,000.00	$300.00 (30.00% of Initial Value)

RTYFPE is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-70.00%
Payment at Maturity:	$300.00

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $300.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -70.00%) = $300.00

When added to the Contingent Coupon payment of $84.50 received on the 4th Observation Date, we will have paid you a total of $384.50 per Note, resulting in a -61.55% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

FWP-17

DESCRIPTION OF THE REFERENCE ASSET

Description of the SPXFP

The S&P 500® Futures Excess Return Index (the “SPXFP”) measures the performance of the nearest maturing quarterly E-mini® S&P 500® futures contracts (Symbol: ES) (the “Underlying Futures Contracts”) trading on the Chicago Mercantile Exchange (the “CME”). E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index (the “SPX”). The SPXFP is calculated real-time from the price change of the Underlying Futures Contracts. The SPXFP is an “excess return” index that is based on price levels of the Underlying Futures Contracts as well as the discount or premium obtained by “rolling” hypothetical positions in the Underlying Futures Contracts as they approach delivery. The SPXFP does not reflect interest earned on hypothetical, fully collateralized contract positions.

The SPXFP is calculated, maintained and published by S&P Dow Jones Indices, LLC (the “Reference Index Sponsor”). Additional information about the SPXFP is available on the following website: https://www.spglobal.com/spdji/en/indices/other-strategies/sp-500-futures-index/. We are not incorporating by reference the website or any material it includes in this document.

Index Rolling

As each Underlying Futures Contract approaches maturity, it is replaced by the next maturing Underlying Futures Contract in a process referred to as “rolling.” The rolling of the SPXFP occurs quarterly over a one-day rolling period (the “roll day”) every March, June, September and December, effective after the close of trading five business days preceding the last trading date of the maturing Underlying Futures Contract.

On any scheduled roll day, the occurrence of either of the following circumstances will result in an adjustment of the roll day according to the procedure set forth in this section:

•	An exchange holiday occurs on that scheduled roll day.

•	The daily contract price of any Underlying Futures Contract within the SPXFP on that scheduled roll day is a limit price.

If either of the above events occur, the relevant roll day will take place on the next designated commodity index business day whereby none of the circumstances identified take place.

If a disruption is approaching the last trading day of a contract expiration, the Index Committee (defined below) will convene to determine the appropriate course of action, which may include guidance from the CME.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on or around the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Index Calculations

The closing level of the SPXFP on any trading day reflects the change in the daily contract price of the Underlying Futures Contract since the immediately preceding trading day. On each quarterly roll day, the closing level of the SPXFP reflects the change from the daily contract price of the maturing Underlying Futures Contract on the immediately preceding trading day to the daily contract price of the next maturing Underlying Futures Contract on that roll day.

The daily contract price of an Underlying Futures Contract will be the settlement price reported by the CME. If the CME fails to open due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events, the SPXFP uses the prior daily contract prices. In situations where the CME is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index Sponsor calculates the closing level of the SPXFP based on (1) the daily contract prices published by the CME, or (2) if no daily contract prices is available, the Index Committee determines the course of action and notifies clients accordingly.

Index Governance

An S&P Dow Jones Indices LLC index committee (the “Index Committee”) maintains the SPXFP. All committee members are full-time professional members of S&P Dow Jones Indices LLC’s staff. The Index Committee may revise index policy covering rules for including currencies, the timing of rebalancing or other matters. The Index Committee considers information about changes to the SPXFP and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committees reserve the right to make exceptions when applying the methodology of the SPXFP if the need arises.

In addition to the daily governance of the SPXFP and maintenance of its index methodology, at least once within any 12-month period, the Index

Committee reviews the methodology to ensure the SPXFP continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, the Index Sponsor may publish a consultation inviting comments from external parties.

Futures Contracts

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Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this term sheet, the futures contract represented by the SPXFP is an exchange-traded futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house. Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

The Underlying Futures Contracts

The Underlying Futures Contracts are U.S. dollar-denominated futures contracts which are based on the SPX and traded on the CME that represent a contract unit of $50 multiplied by the SPX, measured in cents per index point. The Underlying Futures Contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers, are available for trading. Trading of the Underlying Futures Contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month. The daily settlement prices of the Underlying Futures Contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of Underlying Futures Contracts is based on the opening prices of the component stocks in the SPX, determined on the third Friday of the contract month

The Reference Index Sponsor of the SPXFP is S&P Dow Jones Indices LLC (“S&P”).

The S&P 500® Index

The S&P 500® Index (“SPX”) is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more information about the SPX, see "The S&P 500® Index" beginning on page S-54 of the accompanying Equity Index Underlying Supplement.

License Agreement

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes. The SPXFP is a product of S&P, and has been licensed for use by HSBC. The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPXFP to track general market performance. S&P’s only relationship to HSBC is the licensing of the SPXFP and certain trademarks, service marks and/or trade names of S&P. The SPXFP is determined, composed and calculated by S&P without regard to HSBC or the Notes. S&P has no obligation to take the needs of HSBC or the owners of the Notes into consideration in determining, composing or calculating the SPXFP. S&P is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPXFP will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the SPXFP is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPXFP OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPXFP OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL,

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INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND HSBC, OTHER THAN THE LICENSORS OF S&P.

Historical Performance of the SPXFP

The following graph sets forth the historical performance of the SPXFP based on the daily historical closing values from June 23, 2016 through June 23, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SPXFP should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPXFP on the Final Valuation Date.

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Description of RTYFPE

The Russell 2000® Futures Excess Return Index (the “RTYFPE”) measures the performance of the nearest maturing quarterly E-mini Russell 2000® futures contracts (the “Underlying Futures Contracts”) trading on the Chicago Mercantile Exchange (the “CME”). E-mini Russell 2000® futures contracts are U.S. dollar-denominated futures contracts based on the Russell 2000® Index (the “RTY”). The RTYFPE is an “excess return” index that is based on the price levels of the Underlying Futures Contracts, as well as the discount or premium obtained by “rolling” hypothetical positions in such Underlying Futures Contracts as they approach delivery. As an excess return index, the RTYFPE differs from a “total return” index in that the RTYFPE does not reflect any interest earned on any hypothetical, fully collateralized contract positions.

The RTYFPE is calculated, published and disseminated by FTSE Russell and is reported by Bloomberg L.P. under the ticker symbol “RTYFPE.” The RTYFPE is calculated on each day on which the Chicago Mercantile Exchange is open for trading and the launch date of the RTYFPE was May 20, 2024. All information contained herein relating to the RTYFPE has been derived from publicly available information and has not been independently verified.

Index Rolling

The RTYFPE’s methodology re-adjusts its hypothetical exposure to the Underlying Futures Contracts on a quarterly basis in a process known as “rolling.” The rolling of the RTYFPE occurs quarterly over a three-day rolling period (the “roll period”) every March, June, September and December. The roll period begins after the close of trading five business days preceding the last trading date of the Underlying Futures Contract with the closest expiry date (such contract, the “near futures contract”). Before the start of the roll period, the RTYFPE is fully invested, synthetically, in the near futures contract. During the roll period and as the near futures contract approaches expiration, the RTYFPE will gradually re-allocate its synthetic exposure to the Underlying Futures Contract with the next-expiring maturity date (the “far futures contract”). On each business day during the roll period, one-third of the index exposure is reallocated from the near futures contract into the far futures contract. If the settlement price of the Underlying Futures Contract is not published or is otherwise unavailable at any time during the roll period, the roll process will continue on subsequent roll days without amendment. For example, if on the second roll day during the roll period, no settlement price for the Underlying Futures Contract is available, the roll will continue on the third roll day (assuming that the settlement price is available on such day) using the same weighted exposure that was originally scheduled for such third roll day. On any given business day during the roll period when no rolling occurs, FTSE Russell will not calculate a value for the Russell 2000 Futures Excess Return Index, but will instead publish the last available value.

Index Calculations

On any trading day, the closing level of the RTYFPE reflects the change in the daily settlement price of the Underlying Futures Contract, as compared to the immediately preceding trading day. The RTYFPE is calculated on each day on which the Chicago Mercantile Exchange is open for trading.

The daily settlement price of the Underlying Futures Contract will be the settlement price of the Underlying Futures Contract as reported by the CME. If the settlement price of the Underlying Futures Contract is not published or is otherwise unavailable on any business day that does not fall within the roll period, then the RTYFPE will be calculated using the last available settlement price.

Futures Contracts

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date hereof, the RTYFPE tracks the settlement price of E-mini Russell 2000 futures contracts, which is an exchange-traded futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house. Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

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The Underlying Futures Contracts

The Underlying Futures Contracts are U.S. dollar-denominated futures contracts which are based on the RTY and are traded on the CME, representing a contract unit of $50 multiplied by the level of the RTY, measured in cents per index point. The Underlying Futures Contracts listed for the nearest five quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the Underlying Futures Contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month. The daily settlement prices of the Underlying Futures Contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of the Underlying Futures Contracts is based on the opening prices of the component stocks in the Russell 2000® Index, determined on the third Friday of the contract month.

The Russell 2000® Index

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

License Agreement

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use the RTYFPE in connection with some products, including the Notes.

The Russell 2000® Index is a trademark of FTSE Russell. The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTYFPE or the RTY to track general stock market performance or any segment of the same. FTSE Russell’s publication of the RTYFPE and the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTYFPE and the RTY are based. FTSE Russell’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of FTSE Russell and of the RTYFPE and the RTY, each of which is determined, composed and calculated by FTSE Russell without regard to the HSBC USA Inc. or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Notes. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes:

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTYFPE, THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC USA INC., INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTYFPE, THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTYFPE, THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Performance of RTYFPE

The following graph sets forth the historical performance of RTYFPE based on the daily historical closing values from June 23, 2016 through June 23, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

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The historical values of RTYFPE should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of RTYFPE on any Observation Date, including the Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of any Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying's Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes

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might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in an Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in any Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$[   ]

Autocallable Contingent Income Barrier
Notes with Memory Coupon Linked to the
Least Performing of
the S&P 500® Futures Excess Return
Index and the Russell 2000® Futures
Excess Return Index

June 25, 2026

Free Writing Prospectus

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-15
Description of the Reference Asset	FWP-18
Events of Default and Acceleration	FWP-23
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-23
U.S. Federal Income Tax Considerations	FWP-24
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58